UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 4, 2008
Apollo Group, Inc.
(Exact name of registrant as specified in its charter)

Arizona	0-25232	86-0419443

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4615 East Elwood Street, Phoenix,
Arizona	85040

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 966-5394
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On January 4, 2008, Apollo Group, Inc. entered into a five-year $500 million credit agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and various lenders named therein. The Credit Agreement provides for a $500 million revolving credit commitment, which may be used (i) for revolving loans, (ii) for swingline advances, subject to a sublimit of $25 million, and (iii) to request the issuance of letters of credit on our behalf, subject to a sublimit of $200 million. We may, subject to customary conditions, increase the commitments by up to an additional $250 million, subject to, among other things, the receipt of commitments for the increased amounts. The Credit Agreement also provides for a multi-currency sublimit facility for borrowings in certain specified currencies up to $300 million. The facility is unsecured and guaranteed by our material domestic subsidiaries.
The revolving loans under the Credit Agreement bear interest at rates that, at our option, can be either: (a) a base rate (the “ABR”) equal to the higher of (i) the administrative agent’s prime rate, and (ii) the federal funds effective rate from time to time plus 0.5%, or (b) reserve and cost adjusted LIBO rate plus an applicable rate specified in the Credit Agreement. The applicable rate ranges from 0.50% to 0.825% based primarily on our leverage ratio. All swingline loans bear interest at the ABR.
We are also required to pay a facility fee on the average daily amount of the aggregate commitment available under the Credit Agreement (whether used or unused) that ranges from 0.125% to 0.175% per annum, a letter of credit participation fee at a per annum rate equal to the then applicable rate (based on our leverage ratio) on the average daily undrawn dollar amount of each letter of credit plus the amount of unreimbursed draws under such letter of credit, and a letter of credit fronting fee equal to 0.125% of the average daily undrawn dollar amount of each letter of credit plus the amount of unreimbursed draws under such letter of credit, as well as customary administrative and other charges.
The credit facility contains various customary representations, covenants and other provisions. In addition, we are required to maintain a leverage ratio of consolidated total indebtedness to consolidated EBITDA of 2.5 or less and a minimum coverage ratio of consolidated EBITDAR (EDITDA plus rent expense) to consolidated interest expense plus rent expense of at least 1.75. Further, we are required to maintain a minimum DOE ratio of 1.5. The DOE ratio is a consolidated composite score determined by the Secretary of the Department of Education pursuant to regulations under Title IV.
Certain of the lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial, banking, financial advisory, and investment banking services in the ordinary course of business for us and our subsidiaries, for which they receive customary fees and commissions.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.
Item 2.02 Results of Operations and Financial Condition.
On January 8, 2008, we issued a press release regarding selected financial results for our fiscal quarter ended November 30, 2007. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
This information in Item 2.02 of this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Text of press release issued by Apollo Group, Inc. dated January 8, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Group, Inc.

January 8, 2008	By:	/s/ Brian L. Swartz

Name: Brian L. Swartz
Title: Senior Vice President of Finance and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

99.1	Text of press release issued by Apollo Group, Inc. dated January 8, 2008